As filed with the Securities and Exchange Commission on August 12, 2010
Registration No. 333-129521

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 6
TO
FORM S-3
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
ATS MEDICAL, INC.
(Exact name of registrant as specified in its charter)

Minnesota	41-1595629
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
3905 Annapolis Lane, Suite 105
Minneapolis, Minnesota 55447
(763) 553-7736
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael D. Dale	Copy to:
Chief Executive Officer	Timothy S. Hearn, Esq.
ATS Medical, Inc.	Dorsey & Whitney LLP
3905 Annapolis Lane, Suite 105	Suite 1500
Minneapolis, Minnesota 55447	50 South Sixth Street
(763) 553-7736	Minneapolis, MN 55402
(Name, address, including zip code, and telephone number, including area code, of agent for service)	(612) 340-2600

Approximate date of commencement of proposed sale to the public: Not Applicable.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

TERMINATION OF REGISTRATION OF SECURITIES
     This Post-Effective Amendment No. 6 relates to the Registration Statement on Form S-3 (File No. 333-129521) (the “Registration Statement”) of ATS Medical, Inc. (the “Company”), which was filed with the U.S. Securities and Exchange Commission (the “SEC”) on November 7, 2005. The Registration Statement registered (i) $22,400,000 in aggregate principal amount of 6% Convertible Senior Notes due 2025 (the “Notes”), (ii) warrants to purchase 1,344,000 shares of the Company’s common stock, par value $0.01 per share (the “Warrants”), and (iii) 7,011,200 shares of the Company’s common stock, par value $0.01 per share, issuable upon conversion of the Notes and exercise of the Warrants (together with the Notes and the Warrants, the “Securities”).
     On August 12, 2010, pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 28, 2010, by and among the Company, Medtronic, Inc. (“Medtronic”) and Pilgrim Merger Corporation (“Merger Sub”), Merger Sub was merged with and into the Company with the Company continuing as the surviving corporation and a wholly owned subsidiary of Medtronic (the “Merger”). As a result of the Merger, the Company’s common stock, par value $0.01 per share (the “Common Stock”), is held of record by fewer than 300 persons. Accordingly, the Company intends to file a Certification and Notice of Termination of Registration on Form 15 with the SEC with respect to its Common Stock.
     As a result of the Merger, no additional shares of Common Stock will be issued by the Company. The Company is filing this Post-Effective Amendment No. 6 to remove and withdraw from registration the Securities registered pursuant to the Registration Statement that remain unissued.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 6 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 12th day of August, 2010.

ATS MEDICAL, INC.
By:	/s/ Michael D. Dale
Michael D. Dale
Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 6 to the Registration Statement has been signed by the following persons in the capacities indicated on the 12th day of August, 2010.

Signature	Title

/s/ Michael D. Dale	Chief Executive Officer, President and
Michael D. Dale	Chairman of the Board of Directors (principal executive officer)

/s/ Michael R. Kramer	Chief Financial Officer
Michael R. Kramer	(principal financial and accounting officer)

*	Director
Steven M. Anderson

*	Director
Robert E. Munzenrider

*	Director
Guy P. Nohra

*	Director
Eric W. Sivertson

Director
Theodore C. Skokos

*	Director
Martin P. Sutter

*By:	/s/ Michael R. Kramer
Michael R. Kramer
Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit No.

Exhibit 24.1	Power of Attorney